Exhibit 3.1
STATE OF DELAWARE
STATEMENT OF
PARTNERSHIP EXISTENCE
1.	The name of the partnership is Northwest Pipeline GP.

2.	The address of its registered agent in the State of Delaware is Corporation Trust Center, 1209 Orange St. in the City of Wilmington Zip Code 19801.

The name of the registered agent is The Corporation Trust Company.
          IN WITNESS WHEREOF, the undersigned has executed this Statement of Partnership Existence this 1st day of October, 2007 A.D.

/s/ PHILLIP D. WRIGHT
Authorized Partner(s)

PHILLIP D. WRIGHT
Print or Type Name(s)